EXHIBIT 19

Approved as of February 24, 2025

PROTALIX BIOTHERAPEUTICS, INC.
INSIDER TRADING AND BLACKOUT POLICY

This Insider Trading and Blackout Policy provides guidelines to all personnel (“Restricted Persons”), including employees (both domestic and international), directors and officers, of Protalix BioTherapeutics, Inc. (the “Company”) and its subsidiaries, with respect to transactions in the Company’s securities and the handling of material non-public information, as explained in more detail below, about the Company and the companies with which it does business. In the discretion of the Company’s Compliance Officer, this Insider Trading and Blackout Policy may also apply to consultants and to contractors of the Company and its subsidiaries who may come into possession of such material non-public information as a result of their work for or on behalf of the Company. In addition, this Insider Trading and Blackout Policy applies to the Company itself when conducting transactions in its own securities.

The Compliance Officer or, in the Compliance Officer’s absence, the Chief Executive Officer, is responsible for the administration of this Insider Trading and Blackout Policy. For purposes of this Insider Trading and Blackout Policy and all other policies of the Company, the Chief Financial Officer shall be the Compliance Officer.

The Company’s common stock is traded on the NYSE American Stock Exchange. Restricted Persons are subject to U.S. laws and regulations, but may be subject to various provisions of securities laws of other jurisdictions where the Company conducts its business, such as the Israeli Securities Law 5728-1968 and rules promulgated thereunder.

For purposes of this Insider Trading and Blackout Policy, the Company’s securities include common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants, convertible notes or debentures and debt securities. The Company’s securities also include derivative securities relating to the Company’s securities, even if not issued by the Company, such as exchange-traded options.

It is important to stress that this Insider Trading and Blackout Policy applies to all of the Company’s and its subsidiaries’ employees, directors and officers, and their respective Family Members (as defined below).

This Insider Trading and Blackout Policy does not purport to be a statement of all applicable laws, rules and regulations, whether of the United States, Israel or any other state or jurisdiction, and should not be considered legal advice. It is each person’s responsibility and obligation to comply with all applicable laws, rules and regulations when transacting in the Company’s securities or the securities of any other company.

The Company may change the terms of this Insider Trading and Blackout Policy from time to time, and shall take steps to inform all affected persons of any material change to this Insider Trading and Blackout Policy.

I.	Insider Trading Policy

It is the Company’s policy to comply with all insider trading laws, rules and regulations of the United States, as well as, if applicable, those of any other country or jurisdiction such as Israel.

II.	Responsibility

Restricted Persons may create, use or have access to material information about the Company that is not generally available to the public (such information is referred to collectively in this Insider Trading and Blackout Policy as “material non-public information,” as explained in more detail below). Each Restricted Person has an important disciplinary, ethical and legal obligation to maintain the confidentiality of such information and not to engage in any transactions in the Company’s securities while in possession of material non-public information of the Company. Each Restricted Person and the Company may be subject to severe civil and criminal penalties as a result of unauthorized disclosure of material nonpublic information of the Company or trading in the Company’s securities while in possession of material non-public information of the Company.

III.	Guidelines

1.Prohibition. Every Restricted Person who is aware of material non-public information is prohibited from:

(a)	buying or selling the Company’s securities;
(b)

communicating such material non-public information, to third parties other than those who need to know such information in connection with doing business with or for the Company, as authorized by the Company;

(c)	recommending the purchase or sale of the Company’s securities; and
(d)	assisting anyone engaged in any of the above activities.

This prohibition, as well as the other prohibitions set forth in this Insider Trading and Blackout Policy, also applies to information about, and to the trading of securities of, other companies (e.g., commercialization partners, collaborators, customers or suppliers) with which the Company has a relationship until such information becomes public or is no longer material. If your work regularly involves handling or discussing confidential information of one of our commercialization partners, collaborators, customers or suppliers, you should consult with the Compliance Officer before trading in any of that company’s securities.

This Insider Trading and Blackout Policy does not usually apply to the exercise of employee stock options (without a subsequent market sale). However, it does apply to the sale of securities of the Company as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. It similarly applies to the delivery of outstanding Company securities to pay the exercise price of an option or other derivative security (if otherwise permitted). However, it does not apply to sales of the Company securities by the Company upon the vesting of restricted stock or restricted stock units to satisfy tax withholding requirements per the terms of your award agreements, if applicable.

This Insider Trading and Blackout Policy also applies to gifts, donations and other such transfers of the Company’s securities or other companies as set forth above.

There are no exceptions to this Insider Trading and Blackout Policy other than those described in Section III(7) and Section IV below. Engaging in transactions in the Company’s securities that are otherwise necessary for personal reasons, such as personal financial commitments, remains prohibited if you possess material non-public information of the Company.

2.Transactions by Family Members; Entities Controlled by You. The prohibitions outlined in this Insider Trading and Blackout Policy also apply to any “family members” who reside with you, anyone else who lives in your household and any other family member whose transactions in the Company’s securities are directed by you or subject to your influence or control and any entities under your control. “Family Members” includes your spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law (as well as other adoptive relationships) with whom you share a household.

The prohibitions similarly apply to (a) all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities; (b) all persons who execute trades on your behalf; and (c) all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the prohibitions outlined in this Insider Trading and Blackout Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

The Company will hold you responsible for the conduct of your family members, anyone who lives in your household and any entities under your control, as described above.

3.Tipping Information to Others. You may not disclose any material non-public information to others, including your family members, friends or social acquaintances. This prohibition applies whether or not you receive any benefit from the other person’s use of that information. The U.S. Securities and Exchange Commission (the “SEC”) has imposed large civil and criminal penalties on the person providing the tip, the individual receiving the tip (the “tippee”) and all those to whom the tippee, in turn, gives the information, even when the disclosing person did not profit from the trading.

When dealing with professionals involved in the securities or capital markets (such as stock brokers, analysts, investment advisors, portfolio managers, etc.), you should exercise heightened care not to disclose material non-public information due to the nature of their business.

4.Material Non-Public Information.

Material Information. Information is considered “material” if a reasonable investor would likely consider it important in making a decision to purchase, hold or sell the Company’s securities. In addition, any information that could affect the market for the Company’s securities is material. It is important to keep in mind that material information need not be certain or definitive information. Even information concerning events, actions, results, etc. that may happen can be considered material under certain circumstances. Examples of material changes are listed below.

Non-public Information. Non-public information is any information that has not been disclosed generally to the public. Disclosure by press release or in the Company’s periodic reports filed with the SEC is necessary to make the information public. However, even after the Company has released information to the public, you should generally allow at least one full trading day (that is, days on which the NYSE American, the other national stock exchanges and Nasdaq are open for trading) for the investing public to absorb and evaluate the information before you trade in the Company’s securities.

Although it is not possible to list all types of material information, the following are a few examples of information that is particularly sensitive and should be treated as material:

•	quarterly or annual financial results;
•	clinical trial results;
•	significant contracts and technology licenses or any amendments or terminations thereof;
•	significant actions by regulatory bodies;
•	possible mergers, acquisitions or joint ventures;
•	projections of future earnings or losses, or other earnings guidance;
•	significant developments regarding the products, platform, customers, partners, contracts or financing sources (e.g., the acquisition or loss of a contract);
•	changes in management;
•	significant increase or decrease in financial results;
•	financial liquidity problems;
•	listing on or delisting from a stock exchange;
•	changes in auditors;
•	commencement of major litigation;
•	the introduction, or obsolescence, of important products or services;
•	changes in estimates of earnings or sales;
•	major marketing changes;
•	offerings of additional securities, borrowings or other financial transactions;
•	increases or decreases in dividend payments;
•	unusual gains or losses in major operations;
•	stock splits or securities offerings;
•	public or private sales by the Company of a significant amount of securities;
•	discovery of data security breaches or other cybersecurity issues;
•	purchase or sale of a significant asset;
•	significant labor disputes; and
•	establishment of a repurchase program for the Company’s securities.

The items set forth in the above are examples only and should not be understood to be a determination that the matter is absolutely material. Rather, such items should be considered on a case-by-case basis giving effect to applicable circumstances. That being said, if it is unclear if any particular information is material, you should assume that it is and confer with the Compliance Officer.

If you have any question as to whether particular information is material or non-public, you should not trade or communicate the information to anyone without prior approval by the Compliance Officer.

5.Inadvertent Disclosure. If material non-public information is inadvertently disclosed by any Restricted Person to a person outside the Company who is not obligated to keep the information confidential, you should immediately report all the facts to the Compliance Officer, or such other individual designated by the Company so that the Company may take appropriate remedial action. As noted in the Company’s Fair Disclosure Policy, under the SEC’s rules, the Company generally has only 24 hours after learning of an inadvertent disclosure of material non-public information to publicly disclose such information, if necessary.

6.Short-term, Speculative Transactions. The Company has determined that there is a substantial likelihood for the appearance of improper conduct by Restricted Persons when they engage in short-term or speculative securities transactions. Therefore, Restricted Persons are prohibited from engaging in any of the following activities involving the Company’s securities, except with the prior written consent of the Company’s Compliance Officer:

(a)	purchasing the Company’s securities on margin or borrow against the Company’s securities held in a margin account;
(b)	pledging Company securities as collateral;
(c)	short sales;
(d)	buying or selling puts or calls in connection with the Company’s securities;
(e)	engaging in derivative transactions relating to the Company’s securities (e.g., exchange traded options, etc.); and
(f)	engaging in any other hedging transactions related to the Company’s securities.

7.Further Prohibition. From time to time, effective immediately upon notice or as otherwise provided by the Company, the Company may determine that other types of transactions, or all transactions, by Company personnel in the Company’s securities shall be prohibited or shall be permitted only with the prior written consent of the Compliance Officer.

8.Approved Pre-Planned Trading Programs Pursuant to Rule 10b5-1. Notwithstanding any other guidelines contained herein, it shall not be a violation of this Insider Trading and Blackout Policy for Restricted Persons to purchase or sell securities of the Company under certain pre-planned trading programs adopted to purchase or sell securities in the future which are in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). All pre-planned trading programs must be approved in advance, in writing, by the Compliance Officer and must meet all of the following minimum requirements:

(a)	the trading program is in writing and is adopted outside a Blackout Period;
(b)	the individual who wishes to establish the trading program (a) does not, at the time of entering into the trading program, possess any material non-public information about the Company and (b) must enter into the trading program in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 (directors and officers must include a representation in the trading program certifying these conditions). However, the Company may be aware of material non-public information (that the individual is unaware of) that may make it imprudent for the Compliance Officer to approve the pre-planned trading program at that time;

(c)	the trading program must be irrevocable, which means that no modifications or revocations are permitted, except outside a Blackout Period and at a time when the individual adopting the plan does not possess material non-public information about the Company;
(d)	the trading program must include a “Cooling Off Period” under which no trade can commence until: (1) for the Company’s officers and directors, the later of (i) 90 days following adoption of the trading program and (ii) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the trading program was adopted (up to a maximum of 120 days after adoption of the trading program); and (2) for non-officer employees, 30 days following adoption of the trading program;
(e)	the trading program must specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold;
(f)	the trading program must not permit the beneficiary of the program to exercise any subsequent influence over how, when, or whether to make purchases or sales (other than through a formal modification of the program in accordance with the terms and conditions hereof);
(g)	unless otherwise approved by the Compliance Officer in situations where having multiple trading programs in place at one time is permissible under the provisions Rule 10b5-1, the individual may have only one trading program in effect at any time; and
(h)	any modification or change to the amount, price or timing of the purchase or sale of securities, or any cancellation of a trade, under a trading program will be deemed to be a termination of such trading program and will require compliance with these conditions as if the individual were adopting a new trading program.

The Compliance Officer may impose such other conditions on the implementation and operation of the trading programs as he or she deems necessary or advisable.

Each Restricted Person understands that the approval or adoption of a pre-planned trading program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with his or her own counsel in designing a pre-planned trading program.

In addition to the foregoing, Restricted Persons are reminded that SEC rules and regulations require that the Company disclose quarterly the adoption or termination of a 10b5-1 Plan or a non-Rule 10b5-1 trading arrangement by executive officers and directors.

10.Confidentiality Guidelines. To provide more effective protection against the inadvertent disclosure of material non-public information about the Company or the companies with which it does business, the Company has adopted the following guidelines in addition to the prohibition in paragraph 3 above. These guidelines are not intended to be exhaustive.

Additional measures to secure the confidentiality of information should be undertaken as deemed necessary under the circumstances. If you have any doubt as to your responsibilities with respect to confidential information, please seek clarification and guidance from the Compliance Officer before you act. Do not try to resolve any uncertainties on your own.

The following guidelines establish procedures with which every Restricted Person must comply in order to maximize the security of confidential information:

(a)	Do not discuss any Company matter in public places, such as elevators, hallways, restrooms or eating facilities, where conversations might be overheard.

(b)	When discussing material non-public information on telephone, extra care should be taken that other parties are not able to overhear the discussion.
(c)

Particularly when discussing material non-public information on a mobile phone, such discussions should not be held in the presence of other persons that should not be exposed to the information. Calls while traveling in taxicabs or other forms of public transportation, or in areas that are accessible to the general public, should be avoided.

(d)	Use passwords to restrict access to the information on computers.
(e)	Do not transmit material non-public information through any social media platforms or through non-company email addresses.
(f)	Limit access to particular physical areas where material non-public information is likely to be documented or discussed.
(g)	Maintain records in accordance with the Company’s Document Retention Policy.

(h) Do not input, share, or discuss material non-public information using AI tools or platforms. If AI tools are utilized, ensure that any identifiable information about the Company, its operations or personnel is removed.

Restricted Persons should also refer to their employment or other agreements with the Company or its subsidiaries to understand their confidentiality obligations with respect to material non-public information.

11.Authorized Disclosure of Material Non-Public Information. Under certain circumstances, the Compliance Officer may authorize the immediate release of material non-public information. If disclosure is authorized, the form and content of all public disclosures shall be approved by the Compliance Officer pursuant to the terms of the Company’s Fair Disclosure Policy. In the case of material non-public information that is not disclosed, such information is not to be disclosed or discussed except on a strict “need-to-know” basis. All requests for information, comments, or interviews (other than routine product inquiries) made to any Restricted Person of the Company should be directed immediately to the Compliance Officer, who will clear all proposed responses, which must be in compliance with the Company’s Fair Disclosure Policy. It is anticipated that most questions raised can be answered by the Compliance Officer or another company representative to whom the Compliance Officer refers the request. All Restricted Persons must comply with the Company’s Fair Disclosure Policy and should not respond to such requests directly, unless expressly instructed otherwise by the Compliance Officer. In particular, great care should be taken not to comment on the Company’s expected future financial results without the express instruction by the Compliance Officer. If the Company wishes to give some direction to investors or securities professionals, it must do so only in compliance with the Company’s Fair Disclosure Policy. All communications with representatives of the media and securities analysts shall be directed to the Compliance Officer.

12.Post-Termination Transactions. The restrictions set forth in this Insider Trading and Blackout Policy continue to apply to your transactions in the Company’s securities even after the termination of your employment or term in office, as applicable, for such period as the Compliance Officer shall determine you are likely to be in possession of material non-public information about the Company. If you are in possession of material non-public information when your employment terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

13.Policy Relating to the Company’s Trading in its own Securities. The Company shall not trade in its own securities while in possession of material nonpublic information related to the Company, unless such trading activity otherwise complies with all applicable securities laws. Any trading by the Company in its own securities must be pre-approved by the Compliance Officer.

IV.	PRECLEARANCE AND BLACKOUT POLICY FOR DESIGNATED INSIDERS
1.Designated Insiders. The following personnel shall be deemed Designated Insiders of the Company for purposes of this Insider Trading and Blackout Policy:
(a)	members of the Company’s Board of Directors;
(b)	the Company’s Chief Executive Officer and all other executive officers of the Company;
(c)	all Chief Medical/Scientific Officers and/or advisors of the Company; and
(d)	all employees of the Company who report directly to the Chief Executive Officer and/or Chief Financial Officer, and all members of Protalix’s Finance and Legal Department.

Protalix reserves the right to designate other personnel as Designated Insiders and shall provide appropriate notice to the persons affected.

2.Mandatory Pre-clearance of Transactions. To help prevent inadvertent violations of the federal securities laws and avoid even the appearance of trading on material, non-public information, Designated Officers may not engage in any transaction involving the Company’s securities, without first certifying that all such transactions will be conducted in compliance with provisions of this Policy and obtaining the Compliance Officer’s pre-clearance of the transaction. A request for pre-clearance should be submitted to the Compliance Officer at least two days in advance of proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

3.Blackout Period Trading Prohibition. The release of the Company’s financial results is a particularly sensitive period of time for transactions in the Company’s securities, because officers, directors and other employees may possess material non-public information about the expected financial results for the applicable fiscal quarter. Accordingly, no Designated Insider may conduct transactions involving the purchase or sale of the Company’s securities during a “blackout period”. The Company’s “blackout period” with respect to each fiscal quarter begins on the close of business on the seventh day prior to the end of the third month of the quarter and ends on the opening of the first business day following the Company’s filing with the SEC of the Company’s quarterly or annual financial reports or earlier public release of quarterly or annual financial information. If the Designated Insider’s employment by the Company, or services as a director of the Company, terminates or expires during a blackout period, the Designated Insider may not trade in the Company’s securities until that blackout period has ended. The Company will inform Designated Insiders of the anticipated date of public disclosure of the financial results for each fiscal quarter or year upon request.

From time to time, the Company may also determine that Designated Insiders (and selected others) should suspend trading for a period of time to be designated by the Company because of developments known to the Company and not yet disclosed to the public. In such event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period of time and should not disclose to others the fact of such suspension of trading.

A Designated Insider who believes that special circumstances require him or her to trade during a trading blackout period should consult the Compliance Officer. Permission to trade during a trading blackout period will be granted only where the circumstances are extenuating and the Compliance Officer concludes that the Designated Insider is not in fact aware of any material nonpublic information of or relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

Even outside of the blackout period trading prohibition, any person possessing material non-public information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one trading day, whether or not the Company has recommended a suspension of trading to that person. If a Designated Insider is aware of material non-public information when his or her employment or services as a director terminates, such person may not trade in the Company’s securities until that information has become public or is no longer material. Trading in the Company’s securities outside of the blackout period should not be considered a “safe harbor,” and all Designated Officers should use good judgment at all times to make sure that their trades are not performed while they are in possession of material non-public information about the Company. Even individuals who are not subject to the Preclearance or Blackout Policies are strongly encouraged to consult the Compliance Officer for guidance in any situation where caution may be warranted.

4.Pension Fund Blackout Periods. To the extent that the Company has any pension funds subject to “blackout periods” as defined below, directors and officers are prohibited from purchasing, selling or otherwise acquiring or transferring, during any pension fund “blackout period,” any equity security of the Company, if the director or executive officer has received such security in connection with his or her service or employment as a director or executive officer of the Company. A “blackout period”, for purposes of this Section IV(4), is a period of more than three consecutive business days during which the ability of 50% or more of the participants in, or beneficiaries of, the 401(k) plans of the Company or its subsidiaries to trade securities of the Company held in such plans is temporarily suspended by the Company or a fiduciary of any such plan.

V.	Compliance Officer

1.Role of the Compliance Officer. The Compliance Officer shall conduct examinations as required, in order to uncover and investigate any potential violations of this Insider Trading and Blackout Policy by Restricted Persons (including review and examination of reports received in accordance with this Insider Trading and Blackout Policy), and will report his or her findings to the Company’s Board of Directors and/or Audit Committee, if necessary.

If the Compliance Officer becomes aware of any violation of this Insider Trading and Blackout Policy, or related applicable law or regulations, by a Restricted Person, the Compliance Officer may perform any of the following actions:

(a)	Ensure that the violating party ceases the violation.

(b)	Take actions to mitigate the implications of the violation, as much as legally permissible and possible.

(c)	Examine the circumstances which led to the violation and/or allowed the violation to occur, and act to identify the parties involved in the process.

(d)	Submit an internal report to the Company’s Chief Executive Officer, the Company’s Board of Directors and/or Audit Committee regarding the alleged violation(s) which will include his or her findings and conclusions of his examination thereof, and recommendations for preventing similar violations.

(e)	All findings, examinations and actions of the Compliance Officer with respect to alleged violation(s) will be documented and kept at the Company’s facilities.

(f)	Update or modify this Insider trading Policy if deemed advisable, and redistribute to all Restricted Persons.

2.Interacting with the Compliance Officer. The cooperation of all Restricted Persons with the Compliance Officer is an important interest of the Company, and is the personal obligation of each Restricted Person. Accordingly, each Restricted Person should report to the Compliance Officer any circumstance in which a Restricted Person of his or her family members incident, to the Restricted Persons understanding or suspicion, violated this Insider Trading and Blackout Policy or intends to do so in the future. The Company will not sanction a Restricted Person for making any such report in good faith, even if it is later resolved that no violation was made, and will use reasonable efforts to maintain in confidence the identity of the person/s who submitted a violation report, subject to applicable laws and regulations, and related proceedings.

Reports may be submitted to the Compliance Officer at any time during ordinary work hours, by appointment, telephone report, or email sent to: eyal.rubin@protalix.com. Reports submitted to the Compliance Officer should include all available details and information regarding the violation, including a short description of the circumstances and the names of the persons involved. Although the Company is interested in receiving as much information as possible regarding the violation, anonymous reports can also be submitted.

IF you submitted such a report to the Compliance Officer, and feel that your report has not been properly handled, or not handled at all, please contact the Company’s Chief Executive Officer.

VI.	Company Assistance

If you have any questions about specific information or proposed transactions, or as to the applicability or interpretation of this Insider Trading and Blackout Policy or the propriety of any desired action, you are encouraged to contact the Compliance Officer.

The Company shall have no obligation to provide or fund any legal defense for any of its personnel with respect to any SEC or civil action that arises from violations of the policies set forth herein.